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                                                                    EXHIBIT 99.1

                                 [INSIGHT LOGO]


             INSIGHT ENTERPRISES, INC. AND ACTION COMPUTER SUPPLIES
                          ANNOUNCE REVISED MERGER TERMS

Tempe, Arizona - July 27, 1999 - Leading global computer direct marketer INSIGHT ENTERPRISES, INC. (NASDAQ: NSIT) and Action Computer Supplies Holdings plc (LSE:ACS), the leading United Kingdom-based IT direct marketer, today announced that their Boards have agreed to a revision of the terms of the proposed merger previously announced on May 10, 1999. Under the terms of the revised agreement, holders of Action stock will receive 0.12 of an Insight share of common stock for each Action share. Under the previously announced terms, Action shareholders would have received 0.16 of an Insight share for each Action share. The reduction has been agreed between Insight and Action as a result of weaker operating results recently experienced by Action.

With the revision, Insight expects to issue approximately 4.23 million new shares, representing 14.2% ownership of the Company by Action shareholders, immediately following the completion of the merger. Previously the Company had announced that it expected to issue approximately 5.64 million new shares, representing 18.1% ownership of the Company. It was previously announced that the transaction was expected to be accretive to earnings per share for the year ending December 31, 1999. As a result of Action's weaker operating performance, Insight believes the merger will be slightly dilutive to earnings per share for the year ending December 31, 1999, but remains confident that the merger would enhance earnings per share for the year ending December 31, 2000 and thereafter. Insight expects to account for the merger as a pooling of interests.

According to Insight President Tim Crown, "Strategically, Action is key to our further expansion into Europe. Their recent weak sales performance reflects temporary market conditions relating to a slowdown in spending by businesses due to Y2K, along with changes they have recently made to their infrastructure to position them for future growth. Historically, Action has had strong sales growth and profitability. We are confident about their prospects for Year 2000 and beyond, and will be working in the interim to transition Action to the Insight model and reenergize their sales momentum." The Company expects that the merger transaction will be completed in October of 1999.

In Action's April 14, 1999 release of their interim results, Action's Board commented that PC sales and large customer spending continued to be weak and that they were cautious about the effect on
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prospects for the full financial year. Market and operating conditions have deteriorated materially since the merger was announced, with large customer spending further impacted by a slowdown in ordering ahead of Year 2000. Action introduced new IT systems in March and opened a new call center in April. This enabled Action to reorganize its sales force in May to address the change in market conditions, although there was some temporary disruption as a result. In June, Action successfully initiated an outbound telesales operation, which is now being expanded. Sales in the second half of the year are expected to be at a similar level to the first half.

ABOUT INSIGHT: Insight is a global direct marketer of brand name computers, hardware and software with locations in the United States, United Kingdom, Canada and Germany. The Company markets primarily to small- and medium-sized businesses comprised of 50 to 1,000 employees, through a combination of a strong outbound telephone-based sales force, electronic commerce at www.insight.com and electronic marketing. The Company offers an extensive assortment of more than 100,000 SKUs of computer hardware and software. Insight's net sales for the 12 months ended June 30, 1999 were $1.262 billion. For product sales or Company information visit www.insight.com.

ABOUT ACTION: Action is the leading U.K.-based IT direct marketer, offering a wide range of computer products and services to small, medium and large businesses with operations in the U.K. and Spain. Action markets its products and services through a combination of direct mail catalogs, electronic commerce, outbound telemarketing and field sales forces. The company offers over 13,500 brand name computer products similar in range to that offered by Insight. Through its dedicated service organization, Action offers a complete range of product-based services such as pre-configuration, on-site maintenance, consultancy and desktop installation. Action has been aggressively growing its electronic commerce business with unassisted electronic ordering reaching 8.6% of sales for the 26 weeks ended February 26, 1999. Action's net sales for the 12 months ended February 28, 1999 were (pound)282 million ($460 million).

This release contains forward-looking statements including, with respect to the consummation of the merger, the integration of services and opportunities related to the merger. As such statements apply to future events, they are subject to risks and uncertainties which may cause the actual results to differ materially, including, without limitation, the risk that the merger will not be consummated, integration risks related to the merger and the risk that the anticipated benefits of the merger will not be realized. Other risks and uncertainties include fluctuations in operating results, intense competition, management of rapid growth, need for additional financing, past and future acquisitions, international operations, risks of business interruption, year 2000 issues, reliance on outsourcing arrangements, changing methods of distribution, reliance on suppliers, changes in vendor rebate programs, rapid change in product standards, inventory obsolescence, sales and income tax uncertainty, increasing marketing, postage and shipping costs, and dependence on key personnel. These factors are discussed in greater detail under "Factors That May Affect Future Results And Financial Condition" in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission.

CONTACTS:
STANLEY LAYBOURNE
Chief financial officer,
   secretary and treasurer
TEL.  480/350-1142
EMAIL slaybour@insight.com